October 4, 2017

BTCS Inc. (the “Company”)

Dear

You invested in the Company’s May 2017 financing and/or the October 2017 financing (collectively the “Financings”). The Company has signed a non-binding letter of intent to merge with Blockchain Global Ltd. (“BCG”) as publicly disclosed in a Form 8-K on August 21, 2017. In order for the Company to proceed with the aforementioned merger (the “Merger”) BCG requires that certain of BTCS’ anti-dilution protection and other terms of the Financings be waived by the Financings’ investors effective as of the closing of the Merger or in one respect as of the 91st day following the consummation of the Merger.

The Company is asking you and each other investor in the Financings (any, a “Holder”) to: i) conditionally exchange your Series C and Series C-1 preferred stock for Series B stock, and ii) conditionally waive certain other rights as expressly set forth herein (the “Letter Agreement”). By signing this Letter Agreement, you agree to the issuance of the Series C-1 preferred stock and waive the provisions of any other agreements in which you are a party to the contrary.

By signing this Letter Agreement, you hereby agree that on the 91st calendar day following the closing of the Merger (the “Exchange Date”) all of your then outstanding shares of Series C and Series C-1 preferred stock will be exchanged for shares of Series B preferred stock in accordance with and subject to the Series B Certificate of Designations, the form of which is attached hereto as Exhibit A. This Letter Agreement shall also serve as an irrevocable instruction to the Company’s transfer agent to issue you Series B shares and cancel your Series C and Series C-1 preferred shares. The following table sets forth the Series C and Series C-1 preferred shares to be automatically exchanged for Series B shares on the Exchange Date (the “Newly Issued Series B”), which shall be updated accordingly to account for any conversions of Series C or Series C-1 preferred shares which occur prior to the Exchange Date:

	# of Securities	# of Common Underlying Securities	Exchange Ratio per each Share (Series C or C-1:Series B)	# of Series B Being Issued	# of Common Underlying Series B
Series C Convertible Preferred Stock
Series C-1 Convertible Preferred Stock
Total

BTCS Inc.

By accepting this Letter Agreement, you further agree to following conditions, which shall be deemed effective immediately prior to the closing of the Company’s October 4, 2017 financing:

●	You agree that all terms and conditions of the Company’s May 25, 2017 Financing Securities Purchase Agreement (the “May SPA”) are of no further force of effect except for the representations and warranties made in Section 2, and the provisions of Sections 4(i) (except as contemplated in connection with the Merger), 4(n) and 9(k) of the May SPA. Nine months after the closing of the Merger, Section 4(n) shall expire.

●	You consent to the increase in the number of shares designated as Series B preferred stock, to be determined in the sole discretion of the Company, consistent with the terms of this Letter Agreement

●	You consent to the designation and issuance of one or more new classes of preferred stock, including Series B, in connection with the Merger.

●	You agree and confirm that the Merger will not constitute a “Triggering Event” as defined in and pursuant to the Series C preferred stock Certificate of Designations or the Series C-1 preferred stock Certificate of Designation or any other related financing document.

●	You agree and confirm that any securities issued in connection with the Merger will constitute “Excluded Securities” and will not constitute a “Dilutive Issuance” as such terms are defined in the May SPA including all related financing documents and the October SPA including all related financing documents.

●	You agree and confirm that securities issued in connection with the October SPA shall not constitute a Dilutive Issuance for purposes of the May SPA, the Series A Warrant, the Additional Warrant and the Bonus Warrant.

●	You agree to the designation and issuance of the Series C-1 preferred stock, subject to a Certificate of Designation in the form which is attached as Exhibit C.

●	You agree to waive, with respect to the Merger, in its entirety Section 7 of the Series C Certificate of Designation which covers a Fundament Transaction.

●	You agree to waive, with respect to the Merger, in its entirety Section 3f of the Series A Warrant which covers a Fundament Transaction.

●	You agree to waive, with respect to the Merger, in its entirety Section 3f of the Additional Warrant which covers a Fundament Transaction.

●	You agree to waive, with respect to the Merger, in its entirety Section 3d of the Bonus Warrant which covers a Fundament Transaction.

On the Exchange Date:

●	You agree that Section 4(i) of the May SPA shall expire.

●	You agree that all terms and conditions of the Company’s October 4, 2017 Financing Securities Purchase Agreement (the “October SPA”) are of no further force of effect except for the representations and warranties as outlined in Section 2 and Section 9(k) of the October SPA.

●	You agree to the removal of all anti-dilution protection and price protection and other covenants from the Series A Warrant, Additional Warrant, Bonus Warrant, and Series B Warrant. Specifically, in the Additional Warrant Sections 3b, 3d, 3e, and 3f; in the Series A Warrant Sections 3b, 3d, 3e, and 3f; in the Bonus Warrant Sections 3b, 3c, and 3d; and in the Series B Warrant Sections 3b, 3d, and 3e. You further agree to surrender the original copies of your warrants on the Exchange Date such that the Company can re-issue you the same amount of new warrants in the form attached hereto as Exhibit B.

●	You agree that all share reserves letters from the Financings will be of no further force or effect; provided, however that on the Exchange Date the Company will issue a new share reserve letter to its transfer agent on the Exchange Date which is materially similar to the share reserve letters from the Financings except that the number of shares reserved shall equal the number of shares issuable on the exercise of all outstanding warrants and the conversion of the Series B preferred.

BTCS Inc.

Notwithstanding any terms in this Letter Agreement to the contrary, the Company agrees that during the period from the ninety first (91st) day after the closing of the Merger until the expiration of the ninth (9th) month following the closing of the Merger, the occurrence of any of clauses (1) through (11) listed below shall be deemed a “Triggering Event.” Upon such Triggering Event and after the expiration of any cure period, the Company shall issue to you additional shares of Series B preferred stock in an amount of shares equal to 20% of the then outstanding Newly Issued Series B held by the Holder and issued in connection with the exchange of Series C and Series C-1 preferred stock (the “Exchanged Securities”). For the avoidance of doubt, the Company shall not be required to issue any additional shares of Series B preferred stock in connection with shares of Series B preferred stock that were not issued for the Exchanged Securities. For each Holder, these Triggering Event provisions will be of no further force or effect after the first Triggering Event occurs with respect to such Holder, and the Triggering Event with respect to one Holder shall not constitute a Triggering Event with respect to any other Holder, except for a Triggering Event that by its terms applies to all Holders. The following are the Triggering Events for purposes of this Letter Agreement:

(1)	The suspension from trading or failure of the Common Stock to be trading, listed or quoted (as applicable) on the Principal Market for a period of twenty (20) consecutive Trading Days;

(2)	The Company’s (A) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within three (3) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Newly Issued Series B or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is requested in accordance with the provisions of the applicable certificate of designation or a request for exercise of any Warrants for shares of Common Stock in accordance with the provisions of the Warrants;

(3)	The Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Newly Issued Series B or Warrants, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(4)	Any Bankruptcy Triggering Event occurs;

(5)	The Company or any Subsidiary breaches any material representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any material covenant or other material term or material condition of any Transaction Document; provided, that such covenant or condition, in each instance, has not been waived in this Agreement;

BTCS Inc.

(6)	A false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Triggering Event has or has not occurred;

(7)	The Company’s failure to pay any amount when and as due under any of its certificate of designation, any of its securities purchase agreements related to the Financings or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby;

(8)	At any time during the period commencing on the date hereof if (A) a registration statement is not available for the resale of all of the Securities, if the Company shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (ii) if the Company becomes an issuer described in Rule 144(i)(1)(i), and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2), and (B) any such failure continues for more than fifteen (15) Trading Days (a “Public Information Failure”) then, as partial relief for the damages to any Holder of the Newly Issued Series B by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such Holder an amount in cash equal to one percent (1.0%) of the aggregate Purchase Price of such holder’s Newly Issued Series B(less all Newly Issued Series B converted to Common Stock) on the day of a Public Information Failure and on every thirtieth day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant the foregoing are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1% per month (prorated for partial months) until paid in full.

(9)	Be deemed an investment company under the Investment Company Act of 1940 (the “40 Act”) by the Securities and Exchange Commission and upon the date immediately proceeding the date the Company is first required to register in accordance with the 40 Act;

BTCS Inc.

(10)	If the Company issues any variable rate securities while any of the Newly Issued Series B are outstanding; or

(11)	The Company fails to post XBRL links on its website (i) on the same calendar day as such XBRL’s related periodic report is filed with the U.S. Securities and Exchange Commission, or, (ii) if such periodic report filing is made prior to 4:00pm New York time, the Company fails to post such XBRL links on its website simultaneously with the filing of the periodic report. Provided, however that a Triggering Event will not be deemed to have occur if the Company is not delinquent with regard to filing Forms 10-Q and 10-K with the Securities and Exchange Commission and Rule 144 is available to the Holder for the sale of common stock.

Notwithstanding any terms in this Letter Agreement to the contrary, the Company agrees that during the period beginning on the date hereof and ending on the 91st date following the closing of the Merger, the following shall also be deemed a “Triggering Event” and the provisions above shall apply:

(12)	If at any time following the tenth (10th) consecutive day that a Holder’s Authorized Share Allocation is less than 300% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion, in full, of all of the Newly Issued Series B and Warrants then held by such Holder (without regard to any limitations on conversion set forth in the applicable certificate of designations). After the 91st day following the Merger, if the Company does not establish a share reserve sufficient to satisfy the full exercise/conversion of the Warrants and Newly Issued Series B.

Provided, however, the events contemplated by this Letter Agreement shall not be deemed to create any Triggering Event Conversion feature as contained in Section 4(e) of the Series C-1 Preferred Stock Certificate of Designation (the “COD”) or construed to cause a redemption under Section 6 of the COD, or under any other series of preferred stock. Finally, each of clauses (1), (2), (3), (8), (11) or (12) above shall be subject to tolling regarding a Force Majure event. As used in this Letter agreement, Force Majeure shall mean strikes, labor disputes, freight embargoes, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication within the United States, in each case in the event that the Company shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States, future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency of such government), or any cause beyond the reasonable control of the Company.

This offer is being made on the same terms to all Holders. And is subject to execution by all Holders. By your signature, you represent that you have not transferred any of the securities you purchased in the Financings.

BTCS Inc.

To accept this Letter Agreement you must execute and return to the Company a copy of this letter by 5:00 p.m. EST on or before October 5, 2017 (the “Expiration Deadline”). The Company may extend the Expiration Deadline in its sole discretion.

BTCS Inc.

If you choose to accept the terms of this Letter Agreement, please indicate your acceptance by signing below and return a copy to Charles Allen at c.allen@btcs.com.

Sincerely,

BTCS INC.

By:
Name:	Charles Allen
Title:	Chief Executive Officer

We Agree to and Accept this Letter Agreement:

By:
Name:
Title:

We hereby certify that we are an “accredited investor” as defined Rule 501 under the Securities Act of 1933, as amended.

The Undersigned Agrees to and Confirms:

Upon the closing of the Merger, ‘s rights to designate a director as provided by Section 4(w) of both the May SPA and October SPA shall terminate.

By:
Name:
Title:

BTCS Inc.

Exhibit A - Form of Series B Preferred Stock

BTCS Inc.

Exhibit B - Form of Exchange Warrants

BTCS Inc.

Exhibit C - Form of Series C-1 Preferred Stock Certificate of Designation

BTCS Inc.